Exhibit 10.4
Farm Credit Services of America
NINTH AMENDMENT TO CREDIT AGREEMENT
This Ninth Amendment to Credit Agreement (“Amendment’) is made and entered into effective the 15th day of May, 2009 by and between Siouxland Ethanol, LLC (hereinafter referred to as “Borrower”) and Farm Credit Services of America, FLCA and Farm Credit Services of America, PCA (hereinafter referred to as “Lender”) to amend and modify the Credit Agreement dated May 4, 2006 (hereinafter referred to as the “Credit Agreement”). The Credit Agreement and underlying Loan Documents are modified only to the extent necessary to give effect to the terms of this Amendment, and the remaining terms of said Loan Documents, not otherwise inconsistent herewith, are ratified by the parties. Capitalized terms used but not otherwise defined herein have the respective meanings given to them in the Credit Agreement.
In consideration of the mutual agreements, provisions and covenants herein contained, and furthermore to induce Lender to consider financial accommodations for the Borrower under the terms and provisions of the Credit Agreement, the parties hereby agree as follows:
Credit Facilities A, B and C were hereby amended previously to change the Variable Rate to the Libor Short Term Index Rate, plus 4.00%. Such Variable Rate shall not, in any event, be less than 5.00% per annum.
Credit Facilities A and B are hereby amended to delete in their entirety the following provision:
The Variable Rate shall be adjusted to the Libor Short Term Index Rate plus 2.85% for any year in which, at the end of the preceding year, Borrower’s Owner’s Equity (defined as net worth to total tangible assets) is equal to or greater than 60%, provided the Borrower is not otherwise in default.
The following Sections are added to the Credit Agreement:
Section 6.7.4. Commodity Position Report. As soon as available, but in no event later than 30 days after the end of each month beginning with the month ending April 30, 2009 a report of all open commodity positions certified complete and correct from a source acceptable to Lender.
The following Sections are amended to read as follows:
Section 6.10.1 Working Capital. Beginning after March 31, 2009, Borrower agrees to maintain working capital (current assets, plus the un-advanced portion of Loan Facility B, minus current liabilities), measured on the last day of each month, of not less than $2,750,000.00, increasing to $3,500,000.00 on December 31, 2009, and then increasing to $5,000,000.00 on December 31, 2010 and thereafter.
Section 6.10.3 Tangible Net Worth. Beginning after March 31, 2009, Borrower agrees to maintain minimum Tangible Net Worth (total tangible assets minus total liabilities), measured on the last day of each month, of not less than $35,500,000.00, increasing to not less than $36,250,000.00 on December 31, 2009, and increasing to not less than $37,750,000.00 on December 31, 2010 and thereafter.
Section 7.11 Capital Spending. Borrower will not make Capital Expenditures during fiscal years 2008 and 2009, from any source of funds available, in excess of $2,500,000.00 in the aggregate for the two-year period ending September 30, 2009. For fiscal year 2010 and thereafter, Capital Expenditures are not to exceed $500,000.00 per year in the aggregate.
Section 7.12 Distribution and Withdrawals. Borrower will not distribute any profits, make any loans, declare or pay any dividends, distribute earnings, allow any draws, or make other distributions to members of Borrower or apply any assets to the redemption, retirement, purchase or other acquisition of any such equity interests for the fiscal years 2009 and 2010, without prior written consent of Lender. However, for fiscal years 2011 and thereafter, if no event of default or Potential Default shall exist following completion of Borrower’s audit, Borrower may pay dividends and distributions within 120 days following the close of the prior fiscal year, in the amount of 40% of the net profit for said previous fiscal year, so long as Borrower remains in compliance with required financial covenants on a post distribution basis. Furthermore, for fiscal years 2011 and thereafter, Borrower may pay dividends and distributions which exceed 40% of the net profit if Borrower has made the Excess Cash Flow payment for said fiscal year and so long as Borrower remains in compliance with required financial covenants on a post distribution basis.

Borrower hereby represents and warrants to the Lender that, after giving effect to this Amendment, (i) no Default or Event of Default exists under the Credit Agreement or any of the other Loan Documents and (ii) the representations and warranties set forth in the Credit Agreement are true and correct in all material respects as of the date hereof (except for those which expressly relate to an earlier date).
Borrower hereby ratifies the Credit Agreement as amended and acknowledges and reaffirms (i) that it is bound by all terms of the Credit Agreement applicable to it and (ii) that it is responsible for the observance and full performance of its respective obligations.
Borrower hereby certifies that the person(s) executing this Amendment on behalf of Borrower is/are duly authorized to execute such document on behalf of Borrower and that there have been no changes in the name, ownership, control, organizational documents, or legal status of the Borrower since the last application, loan, or loan servicing action; that all resolutions, powers and authorities remain in full force and effect, and that the information provided by Borrower is and remains true and correct.
This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement. Delivery of executed counterparts of this Amendment by telecopy shall be effective as an original and shall constitute a representation that an original shall be delivered.
THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEBRASKA.
This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
IN WITNESS WHEREOF, the parties hereto have set their hand effective the day and year first above written.
The Internal Revenue Service does not require your consent to any provision of this document other than the following certification required to avoid backup withholding. Under penalties of perjury, I/we certify that the Taxpayer Identification Number shown herein is correct and that I/we am/are not subject to backup withholding either because I/we are exempt, have not been notified that I/we are subject to backup withholding due to failure of reporting interest or dividends, or the Internal Revenue Service has notified me/us that I/we am/are no longer subject to backup withholding. I/we am/are a U.S. person (including U.S. resident alien):

Siouxland Ethanol, LLC 223902184 BORROWER: Siouxland Ethanol, LLC
By:	/s/ Charles Hofland
Charles Hofland, President and Chief Executive Officer

Address for Notice:	P.O. Box 147 Jackson, NE 68743

LENDER: Farm Credit Services of America, FLCA Farm Credit Services of America, PCA
By:	/s/ Shane Frahm
Shane Frahm, Vice President